EXHIBIT 11.3
                             CASTLE DENTAL CENTERS
          EXHIBIT 11.3 -- COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                                 (IN THOUSANDS)

                                                                  SIX MONTHS
                                              YEAR ENDED            ENDED
                                           DECEMBER 31, 1996    JUNE 30, 1997
                                           -----------------    --------------
PRIMARY:
Weighted average common shares
  outstanding...........................          2,000               2,332
Assumed conversion of preferred stock
  issued within one year of initial
  public offering.......................            948                 948
Shares issued for business
  acquisitions..........................            332             --
Net effect of dilutive stock options,
  and warrants -- based on the treasury
  stock method using average market
  price.................................             18                  18
Shares issued in initial public
  offering..............................          2,500               2,500
Less excess shares issued in initial
  public offering.......................            (22)                (22)
                                           -----------------    --------------
Total primary shares....................          5,776               5,776
                                           =================    ==============
Pro forma net income....................        $   699            $    838
                                           =================    ==============
Pro forma net income per share..........        $  0.12            $   0.15
                                           =================    ==============
FULLY DILUTED:
Weighted average common shares
  outstanding...........................          2,000               2,332
Assumed conversion of preferred stock
  issued within one year of initial
  public offering.......................            948                 948
Shares issued for business
  acquisitions..........................            332             --
Net effect of dilutive stock options and
  warrants -- based on the treasury
  stock method using the year-end market
  price, if higher than average market
  price.................................             18                  18
Shares issued in initial public
  offering..............................          2,500               2,500
Less excess shares issued in initial
  public offering.......................            (22)                (22)
                                           -----------------    --------------
Total fully diluted shares..............          5,776               5,776
                                           =================    ==============
Pro forma net income....................        $   699            $    838
                                           =================    ==============
Pro forma net income per share..........        $  0.12            $   0.15
                                           =================    ==============

                                EXHIBIT TO COME